EXHIBIT 10.2

---Only to be issued to Named Executive Officers---

DOLLAR TREE, INC.
NAMED EXECUTIVE OFFICER
RESTRICTED STOCK UNIT AWARD AGREEMENT
(FOR TIME-VESTED AND PERFORMANCE-BASED AWARDS)

NOTE: This document incorporates the accompanying Grant Letter, and together they constitute a single Agreement which governs the terms and conditions of your Award in accordance with the Company’s 2003 Equity Incentive Plan or 2004 Executive Officer Equity Plan, as applicable.

THIS AGREEMENT (“Agreement”), is effective as of the Grant Date specified in the accompanying Grant Letter, by and between the Participant and Dollar Tree, Inc. (together with its subsidiaries, “Company”).

A. The Company maintains both the 2003 Equity Incentive Plan (“EIP”) and the 2004 Executive Officer Equity Plan (“EOEP”).

B. The Participant has been selected by the committee administering the EIP and EOEP (“Committee”) to receive a Restricted Stock Unit Award under one of these plans.

C. Key terms and important conditions of the Award are set forth in the cover letter (“Grant Letter”) which was delivered to the Participant at the same time as this document. This Agreement contains general provisions relating to the Award. The Grant Letter specifies whether the Award is issued under the EIP or the EOEP (whichever is applicable, the “Plan”).

IT IS AGREED, by and between the Company and the Participant, as follows:

1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a) The “Participant” is the individual named in the Grant Letter.

(b) The “Grant Date” is the date stated in the Grant Letter.

(c) The “Units” means an award denominated in shares of the Company’s Stock as specified in the Grant Letter.

(d) A “Restricted Period” shall begin on the Grant Date and extend, with respect to successive installments of Units (if any), until the dates and/or events specified in the Grant Letter.  The Award may have multiple concurrent Restricted Periods. With respect to an Award conditioned on the achievement of one or more performance objectives set forth in the Grant Letter, any applicable Restricted Period shall continue until the Committee issues its written determination that such performance objectives have been met.

Other terms used in this Agreement are defined pursuant to paragraph 8 or elsewhere in this Agreement.

2. Award. Subject to the terms and conditions of this Agreement, the Participant is hereby granted the number of Units set forth in the Grant Letter.

3. Settlement of Awards. The Company shall deliver to the Participant one share of Stock (or cash equal to the Fair Market Value of one share of Stock) for each vested Unit, as determined in accordance with the provisions of the Grant Letter, which forms a part of this Agreement. The Units payable to the Participant in accordance with the provisions of this paragraph 3 shall be paid solely in shares of Stock, solely in cash based on the Fair Market Value of the Stock (determined as of the first business day next following the last day of the Restricted Period), or in a combination of the two, as determined by the Committee in its sole discretion, except that cash shall be distributed in lieu of any fractional share of Stock.

4. Time of Payment. Except as otherwise provided in this Agreement, payment of Units vested in accordance with the provisions of paragraph 5 will be delivered as soon as practicable after the end of the applicable Restricted Period; provided that any cash payment or delivery of shares shall occur no later than the end of the calendar year during which the Restricted Period ends.  To the extent required by Section 409A of the Code, in the event the Participant is a “specified employee” as provided in Section 409A(a)(2)(i) on the Date of Termination (as defined below), any amounts payable hereunder shall be paid no earlier than the first business day after the six month anniversary of the Date of Termination.  Whether the Participant is a specified employee and whether an amount payable to the Participant hereunder is subject to Section 409A of the Code shall be determined by the Company.  Notwithstanding any provision of the Agreement to the contrary, in the event the Participant is eligible for Retirement (without regard to any required approval of the Committee) and vesting of any portion of the Units is accelerated pursuant to a Change in Control under Section 5(b)(ii)(A) of this Agreement, then such vested Units shall be payable to the Participant within 90 days of (a) the end date of the applicable Restricted Period for such vested Units as if Section 5(b)(ii)(A) did not apply or (b) if earlier, on the Participant’s Date of Termination that occurs after the Change in Control date.  To the extent the preceding sentence applies, all applicable payment grace periods under Treasury Regulation § 1.409A-3 shall apply.

5. Vesting and Forfeiture of Units.

(a) If the Participant’s Date of Termination does not occur during a Restricted Period with respect to any Units, then, at the end of the Restricted Period for such Units, the Participant shall become vested only in those Units provided any performance objective that may apply is also satisfied, and shall be entitled to settlement with respect to such Units free of all restrictions otherwise imposed by this Agreement.

(b) The Participant shall become vested in the Units prior to the end of the Restricted Period as follows:

(i) If the Participant’s Date of Termination occurs prior to the date the Units would otherwise become vested, then the service requirement for vesting shall be satisfied if the Participant’s Date of Termination occurs by reason of the Participant’s death, Disability or Retirement. Notwithstanding the foregoing, if the Award is conditioned on the achievement of one or more performance objectives set forth in the Grant Letter, then the Participant shall become fully vested under this paragraph 5(b)(i) only at the end of the then-current Restricted Period and only if the performance objectives are satisfied.

(ii) The Participant shall satisfy the service requirement for vesting in Units either (A) as of the date of a Change in Control, if the Participant’s Date of Termination does not occur before the Change in Control date and the Committee determines to accelerate such vesting, or (B) the conditions for vesting are satisfied on account of a “change in control” as defined in a retention agreement entered into between the Participant and the Company prior to the Grant Date. Notwithstanding the foregoing, if the Award is conditioned on the achievement of one or more performance objectives set forth in the Grant Letter, then the full vesting of the Units will not occur until the performance objectives are satisfied.   If the Committee determines to accelerate vesting of such an Award in this manner, then the remainder of the Award shall be unaffected, with settlement of such Award at the end of the original Restricted Period (only if the performance objectives have been met).  In the event a Change in Control is based on the liquidation or dissolution of the Company, vested Units shall be payable solely based on the form and time of payment permitted under Treasury Regulation § 1.409A-3(j)(4)(ix).

(c) The Participant shall forfeit all unvested Units, except as otherwise provided in this paragraph 5:

(i) as of the Participant’s Date of Termination

(ii) as of the date on which the Committee determines the Participant materially violated (A) the provisions of paragraph 10 below or (B) any non-competition agreement which the Participant may have entered into with the Company, and

(iii) as of the date on which the Committee determines that one or more of the performance objectives identified in the Grant Letter, if any, were not achieved.

6. Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts due to Participant) or make other arrangements for the collection of all legally required amounts necessary to satisfy such withholding or (b) require the Participant promptly to remit such amounts to the Company. Subject to such rules and limitations as may be established by the Committee from time to time, the withholding obligations described in this Section 6 may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan, including shares of Stock to be settled under this Agreement.

7. Transferability.  Units may not be sold, assigned, transferred, pledged or otherwise encumbered.

8. Definitions. For purposes of this Agreement, the terms used in this Agreement shall have the following meanings:

(a) Change in Control. Notwithstanding the definition of the term “Change in Control” contained in the Plan and as permitted by Article 5 of the Plan, for the purposes of this Agreement, the term “Change of Control” shall mean (i) the sale, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (ii) the liquidation or dissolution of the Company, (iii) a successful tender offer for the Common Stock of the Company, after which the tendering party holds more than 50% of the issued and outstanding Common Stock of the Company, or (iv) a merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all of the shares of the Company outstanding prior to such transaction do not hold, directly or indirectly, at least 50% of the outstanding shares of the surviving company after the transaction. To the extent any payment or settlement under this Agreement is subject to Section 409A of the Internal Revenue Code of 1986 (the “Code”), no event described above shall be considered a Change in Control unless such event also constitutes a permissible payment event under Treasury Regulation § 1.409A-3(a)(5) and (i)(v), (vi) and (vii).

(b) Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant has a termination of employment from his Employer under Treasury Regulation § 1.409A-1(h)(1)(ii).  Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and the Participant reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) by the Participant over the immediately preceding 36-month period (or the full period of services to the Employer if the Participant has been providing services for less than 36 months).  A termination of employment will not be deemed to have occurred if the bona fide level of services performed for the Employer (whether as an employee or independent contractor) is at an annual rate that is fifty percent or more of the bona fide services performed for the Employer, on average, during the immediately preceding 36-month period (or the full period of employment for the Employer, if less than 36-months); provided, however, that a termination of employment will be deemed to have occurred if the level of bona fide services performed for the Employer (whether as an employee or an independent contractor) is reduced to an annual rate that is no more than twenty percent of the level of bona fide services provided to the Employer, on average, during the immediately preceding 36-month period (or the full period of service for the Employer, if less than 36-months).  Notwithstanding the foregoing, a Participant shall not be treated as terminating employment during such period if the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Employer by contract or under applicable law; provided that if the period of leave exceeds six months and the Participant does not retain the right to reemployment with the Employer by contract or applicable law, then the Participant’s employment shall be deemed terminated on the first day immediately following such six month period.  For purposes of this paragraph only, the term “Employer” shall mean the Company and any entity that is also a “service recipient or employer” with respect to the Participant under Treasury Regulation § 1.409A-1(h)(3).

(c) Disability. The Participant shall be considered to have a “Disability” if he or she satisfies the definition contained in Code Section 409A(a)(2)(C) and any applicable guidance issued thereunder.

(d) Retirement. “Retirement” of the Participant shall mean, with the approval of the Committee, the occurrence of the Participant’s Date of Termination on or after the date the Participant attains age fifty-nine (59) years, six (6) months, following at least seven (7) years of service.

(e) Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

9. Binding Effect; Heirs and Successors.

(a) The terms and conditions of this Agreement shall be effective upon delivery to the Participant, with or without execution by the Participant.

(b) This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

(c) If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

10. Disclosure of Information. The Participant recognizes and acknowledges that the Company’s trade secrets, confidential information, and proprietary information, including customer and vendor lists and computer data and programs (collectively “Confidential Information”), are valuable, special and unique assets of the Company’s business, access to and knowledge of which are essential to the performance of the Participant’s duties. The Participant will not, before or after his Date of Termination, in whole or in part, disclose such Confidential Information to any person or entity or make such Confidential Information public for any purpose whatsoever, nor shall the Participant make use of such Confidential Information for the Participant’s own purposes or for the benefit of any person or entity other than the Company under any circumstances before or after the Participant’s Date of Termination; provided that this prohibition shall not apply after the Participant’s Date of Termination to Confidential Information that has become publicly known through no action of the Participant. The Participant shall consider and treat as the Company’s property all memoranda, books, records, papers, letters, computer data or programs, or customer lists, including any copies thereof in human- or machine-readable form, in any way relating to the Company’s business or affairs, financial or otherwise, whether created by the Participant or coming into his or her possession, and shall deliver the same to the Company on the Date of Termination or, on demand of the Company, at any earlier time.

11. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons. Such powers or decision-making may be delegated, to the extent permitted by the Plan, to one or more of Committee members or any other person or persons selected by the Committee.

12. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall wholly incorporate and be subject to the terms of the Plan, a copy of which may be obtained from the Chief People Officer of the Company (or such other party as the Company may designate); and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

13. No Implied Rights.

(a) The award of Units will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Member
Company, nor will it interfere in any way with any right the Company or any Member Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

(b) The Participant shall not have any rights of a shareholder with respect to the Units until shares of Stock have been duly issued following settlement of the Award as provided herein.

14. Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

15. Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

16. Governing Law; Jurisdiction. This Agreement shall be governed by the law of the Commonwealth of Virginia without giving effect to the choice-of-law provisions thereof. The Circuit Court of the City of Norfolk and the United States District Court, Eastern District of Virginia, Norfolk Division shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement. The parties hereby consent to the jurisdiction of such courts.

17.  Code Section 409A.  To the extent any payment under this Agreement is subject to Code Section 409A, this Agreement and the Grant Letter will be interpreted as necessary to comply with Code Section 409A.  To the extent any provision of this Agreement violates Code Section 409A, such provision shall hereby be amended to comply or, if it cannot be so amended, such provision is void.  The Company does not guarantee the tax treatment of any payment or transfer of shares under this Agreement and the Participant shall in all case be responsible for any and all taxes due.